UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 001-13394

                              Chase Industries Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                      P.O. Box 152, Montpelier, Ohio 43543
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
--------------------------------------------------------------------------------
            (Titles of each class of securities covered by this Form)

--------------------------------------------------------------------------------
    (Titles of all other class of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(s) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)     |X|                  Rule 12h-3(b)(1)(i)      |X|
       Rule 12g-4(a)(1)(ii)    |_|                  Rule 12h-3(b)(1)(ii)     |_|
       Rule 12g-4(a)(2)(i)     |_|                  Rule 12h-3(b)(2)(i)      |_|
       Rule 12g-4(a)(2)(ii)    |_|                  Rule 12h-3(b)(2)(ii)     |_|
                                                    Rule 15d-6               |_|

          Approximate number of holders of record as of the certification or notice date: 111

     Pursuant to the requirements of the Securities Exchange Act of 1934 Chase Industries Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:         September 27 , 2002          By:  /s/ Todd A. Slater
                                               -----------------------------
                                                Name: Todd A. Slater
                                                Title:   Chief Financial Officer